Exhibit 99.2
FOR IMMEDIATE RELEASE
ISS ISSUES REPORT, DECLARES CSN PROPOSAL FOR WHEELING-PITTSBURGH SUPERIOR
CSN Merger Agreement Dependent
on Re-Election of Wheeling-Pittsburgh Director Nominees
SAO PAOLO, BRAZIL, Nov. 15 — Companhia Siderurgica Nacional (CSN) (NYSE: SID) today announced that Institutional Shareholder Services (ISS), one of the leading providers of proxy advisory services, has issued a new report in which it declares CSN’s enhanced proposal of November 14, 2006 to shareholders of Wheeling-Pittsburgh Corporation (NASDAQ:WPSC) a “better alternative.”
Marcos Lutz, Vice President for Infrastructure and Energy, CSN, said, “We understand that ISS’s stated policy is not to change formal recommendations so close to a meeting date, and so we are extremely pleased with ISS’s statement that it deems our proposal ‘a better alternative’. ISS evidently has seen through the barrage of rhetoric, and it recognizes that our enhanced proposal will create the most value for Wheeling—Pittsburgh shareholders. We hope all shareholders will now re-elect Wheeling-Pittsburgh’s director nominees to the Board of Directors at its annual meeting of shareholders tomorrow.”
In its updated report, ISS concludes that the revised CSN proposal addresses most of its concerns with the initial CSN offer. Specifically, ISS said that the advantages that the CSN offer provides include:
•	“Higher underlying equity valuation: The additional $50 million in cash injection should improve WP’s liquidity situation. Moreover, as it does not increase CSN’s equity ownership in the company, we consider it to have the same effect as increasing the underlying offer price for WP’s shares.
•	Increase in redemption price for B shares: Assuming, 7-8 percent discount rate (these rates have been used by Esmark in their presentation), the present value of the revised $32/share redemption price for B shares comes to $23.5-24.4 per share. The present value compares favorably against the $20/share share buy-back that Esmark has proposed. Also, the revised proposal answers our initial questions on B shares, by providing greater information on the liquidity, marketability, and depositary mechanics. The new B shares are expected to be listed on the NASDAQ exchange and would be held in a depository
•	Reduced leverage: By reducing the amount of convertible debt to $175 million and by injecting $50 million in new cash, the revised proposal increases net debt by $125 million, compared to $225 million previously. We believe that the lower level of net debt may be more manageable, and does not significantly affect WP’s leverage.

•	Rights issue: The revised offer now entitles existing WP shareholders, who opt for A shares in the new combined company, to subscribe to rights issue at $19/share for up to 4.6 million shares. We believe that the ability to subscribe to the rights issue allows class A shareholders to participate in the potential upside of the company. More importantly, we believe that this proposal, now makes the CSN offer comparable to the Esmark offer in terms of shareholders ability to participate in the upside by subscribing to rights issue, at a potentially discounted price.
•	Strong credentials of CSN designees: WP has also disclosed the names, experience and background of CSN designees for the new board, assuming the WP/CSN transaction is consummated. We believe that all three designees would bring relevant experience to the board. Given the background and experience of CSN designees, we are no longer concerned about the potential lack of steel experience on the proposed WP/CSN board.”
Further, CSN noted the recent disclosure by Wheeling-Pittsburgh that the change of control provisions of Wheeling-Pittsburgh’s credit facility will be triggered by the election of the Esmark director-nominees.
Shareholders who have questions or need assistance in voting their GOLD proxy card for the Wheeling-Pittsburgh director-nominees should call Wheeling-Pittsburgh’s proxy solicitors, Georgeson Shareholder, toll-free at (800) 843-1451.
About Companhia Siderurgica Nacional
CSN is a leading global steel producer with operations in Latin America, North America, and Europe. CSN is a fully integrated steel producer, the largest coated steel producer in Brazil, with current capacity of 21.5 million tons of iron ore, 5.6 million tons of crude steel, 5.1 million tons of rolled products and 2.9 million tons of coated steel capacity.
CSN’s process is based on the integrated steelworks concept that uses its own sources of iron ore and electrical power supply. In addition, CSN controls logistics assets — ports and railways — that enable an extremely cost efficient and reliable loading and unloading of slabs and ore for deep sea vessels. This integrated steelworks concept allows CSN to be one of the most cost competitive steel producers in the world.
CSN has had operations in the United States since 2001 through its wholly-owned subsidiary CSN LLC (formerly known as Heartland Steel) located at Terre Haute, Indiana. CSN LLC has an annual production capacity of 1 million tons of cold-rolled, galvanized and hot rolled products.
CSN shares are traded on the New York (NYSE) and São Paulo (BOVESPA) stock exchanges.
Contact Information:
Investors:	Jose Marcos Treiger, Investors Relations Manager, +55-11-3049-7511
Media (U.S.):	Jeremy Fielding or Laura Walters, Kekst and Company, +1-212-521-4800